Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 30, 2019, with respect to our audit of the consolidated financial statement included in the Annual Report of Majesco for the fiscal year ended March 31, 2019. We consent to the incorporation by reference of said report in the Registration Statement of Majesco on Form S-8 (File No. 333-205252), the Registration Statement of Majesco on Form S-3 (File No. 333-230962), and the Registration Statement of Majesco on Form S-8 (File No. 333-226827).

/s/ MSPC

Certified Public Accountants and Advisors,

A Professional Corporation

Cranford, New Jersey

July 8, 2020